Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Super Group (SGHC) Limited

St. Peter Port, Guernsey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 27, 2023, relating to the consolidated financial statements and the effectiveness of Super Group (SGHC) Limited’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP

London, United Kingdom

May 17, 2023